SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2009
AVALON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32629	52-2209310

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

20358 Seneca Meadows Parkway, Germantown, Maryland	20876

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (301) 556-9900

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
On March 30, 2009, Avalon Pharmaceuticals, Inc. (“Avalon”), Clinical Data, Inc. (“Clinical Data”), and API Acquisition Sub II, LLC, an indirect wholly-owned subsidiary of Clinical Data (“Merger Sub”), entered into a second amendment to the Agreement and Plan of Merger and Reorganization, dated October 27, 2008, as amended, between Avalon, Clinical Data and Merger Sub (the “Merger Agreement,” and such amendment to the Merger Agreement, the “Second Merger Agreement Amendment”). As previously announced, the Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Avalon, with Avalon continuing as the surviving corporation and a subsidiary of Clinical Data (the “Merger”).
The Second Merger Agreement Amendment amends the Merger Agreement to extend from April 30, 2009 to May 31, 2009 the outside closing date for the Merger, after which date either Avalon or Clinical Data may terminate the Merger Agreement, as provided in the Merger Agreement. The Second Merger Agreement Amendment also amends the Merger Agreement to require that Avalon use the proceeds of any “milestone payment” (as defined in the form of Contingent Value Rights Agreement attached as an exhibit to the Merger Agreement) received by Avalon prior to the closing of the Merger to repay the outstanding balance of any additional loans made by Clinical Data to Avalon prior to the closing of the Merger, in addition to being used to repay the $3 million short-term loan originally provided by Clinical Data to Avalon in connection with signing the Merger Agreement in October 2008 (the “Term Loan”), as already required under the terms of the Merger Agreement.
Also on March 30, 2009, Clinical Data and Avalon amended the note purchase agreement and term note relating to the Term Loan to extend the maturity of the original $3 million loan from April 30, 2009 to May 31, 2009. In addition, Clinical Data and Avalon increased the amount borrowed by Avalon under the Term Loan from $3 million to $4 million through the issuance by Avalon of an additional $1 million term note.
As with the original $3 million loan from Clinical Data, the additional $1 million loan from Clinical Data bears interest at a fixed rate of seven percent per annum and matures on May 31, 2009, unless accelerated pursuant to its terms, may be prepaid at any time without penalty, and is secured by collateral consisting of certain of Avalon’s intellectual property rights.
The foregoing descriptions of the Second Merger Agreement Amendment and the amendment of the Term Loan do not purport to be complete and are qualified in their entirety by reference to the Second Merger Agreement Amendment filed as Exhibit 2.1 hereto, to the amendments to the note purchase agreement and related $3 million term note filed as Exhibits 10.1 and 10.2 hereto, respectively, and to the $1 million term note, filed as Exhibit 10.3 hereto.
Important Information for Investors and Stockholders
Avalon and Clinical Data will file a joint definitive proxy statement/prospectus with the SEC in connection with the proposed merger. Investors and stockholders are urged to read the joint definitive proxy statement/prospectus when it becomes available and any other relevant documents filed by either party with the SEC because they will contain important information.
Investors and stockholders will be able to obtain the joint definitive proxy statement/prospectus and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Avalon will be available free of charge on the portion of the Avalon website titled “Investors” at www.avalonrx.com. Documents filed with the

SEC by Clinical Data will be available free of charge on the portion of the Clinical Data website titled “Investors” at www.clda.com.
Clinical Data, Avalon and their directors and executive officers may be deemed to be participants in the solicitation of proxies from Avalon stockholders. Information regarding Clinical Data’s participants is available in Clinical Data’s Annual Report on Form 10-K for the year ended March 31, 2008 and its proxy statement for its 2008 Annual Meeting of stockholders, which are filed with the SEC. Information regarding Avalon’s participants is available in Avalon’s Annual Report on Form 10-K for the year ended December 31, 2008, which is filed with the SEC. Additional information regarding interests of such participants will be included in the joint definitive proxy statement/prospectus that will be filed with the SEC. You can obtain free copies of these documents from Clinical Data and Avalon as indicated above.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

2.1	Second Amendment, dated March 30, 2009, to Agreement and Plan of Merger and Reorganization, dated as of October 27, 2008, by and among Avalon Pharmaceuticals, Inc., Clinical Data, Inc. and API Acquisition Sub II, LLC.

10.1	First Amendment, dated March 30, 2009, to Note Purchase Agreement, dated October 27, 2008, by and among Clinical Data, Inc. and Avalon Pharmaceuticals, Inc.

10.2	Amendment No. 2, dated March 30, 2009, to Term Note, dated as of October 27, 2008, by and among Avalon Pharmaceuticals, Inc. and Clinical Data, Inc.

10.3	Term Note, dated March 30, 2009, issued by Avalon Pharmaceuticals, Inc. to Clinical Data, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avalon Pharmaceuticals, Inc.
Date: April 2, 2009	By:	/s/ C. Eric Winzer
C. Eric Winzer
Executive Vice President and Chief Financial Officer